Exhibit 99.1

Legal Department

Charlotte

November 16, 2005

To: Bank of America Corporation Directors and Designated “Insiders”

Re: Blackout Policy and Preclearance Procedures

This memo supplements the memo sent to you on November 1 by including information relating to the 401(k) plan blackout.

As a result of your position as a director or designated “Insider” of Bank of America Corporation, you are subject to certain trading blackouts and preclearance procedures that are outlined in this memorandum.

Fourth Quarter Blackout

Our regular fourth quarter earnings blackout commences at the open of business on December 13th and lasts through the close of business on the date fourth quarter earnings are announced, currently planned for January 23, 2006.

Overlapping Sarbanes-Oxley Blackout

At the end of this year, the Bank of America 401(k) Plan and the FleetBoston Financial Savings Plan will be changing their recordkeeping service provider to Fidelity Investments. As a result of this change, plan participants will temporarily be unable to direct or diversify investments in their accounts, obtain a loan from the plan, or obtain a distribution from the plan. All transactions under the plans will be suspended from December 31, 2005 (December 27, 2005 for the FleetBoston plan) until January 9, 2006. In addition, certain transactions (related to elections to contribute to the plans for the final payroll period in December) will be suspended as early as December 16, 2005. These limitations on transactions during the transition to Fidelity Investments will impact the Bank of America Stock Fund maintained under each plan. As a result, under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executives are prohibited by federal law from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity security of Bank of America during the period that participant transactions are restricted under the plans. This Sarbanes-Oxley required blackout overlaps with the fourth quarter blackout and the same prohibitions and preclearance procedures apply. Therefore, the Sarbanes-Oxley blackout should not create any additional limitations or restrictions on you beyond those already required by the fourth quarter blackout.

Blackout and Preclearance Procedures

During the blackout, you must not effect any transactions in Bank of America stock (e.g., market purchases and sales or changes in stock and phantom stock elections in your 401(k), pension, restoration or other benefit or deferral plan accounts). Cashless exercises are also prohibited during the blackouts. Directors and members of the Risk and Capital Committee are not allowed to execute cashless exercises at any time through an affiliated broker-dealer, Smith Barney or Fidelity because of restrictions under the Sarbanes-Oxley Act. Bona fide gifts, charitable donations, the delivery of shares in payment of tax withholding obligations upon the vesting of restricted stock and transactions pursuant to pre-established Rule 10b5-1 plans are permitted during this time. (As you know, however, even if we are outside a blackout period, you must never trade in shares of Bank of America stock when you are in possession of material, nonpublic information about the Corporation, unless such transaction is pursuant to a pre-established Rule 10b5-1 plan.)

Even if we are not in an established blackout period, you still must receive approval from one of the following officers in the Legal Department before effecting any transaction in Bank of America stock:

Ellen A. Perrin	Assistant General Counsel	704.386.1624
Teresa M. Brenner	Associate General Counsel	704.386.4238
William J. Mostyn	Deputy General Counsel and	704.386.5083
	Corporate Secretary

Please note that each preclearance approval is valid only for a period of twenty-four hours since facts and circumstances often rapidly change. If your transaction will be executed more than twenty-four hours after you receive preclearance approval, you must contact one of the foregoing individuals again.

As a reminder, the blackout policy and preclearance procedures also apply to transactions by your spouse and members of your immediate family sharing your household (as well as to transactions by certain of your affiliated trusts and other entities).

Should you have any questions, please do not hesitate to call Teresa, Ellen or me.

William J. Mostyn III

cc:	Teresa M. Brenner

Ellen A. Perrin